Exhibit 3.1 (c)

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CHINA SHANDONG INDUSTRIES, INC.

China Shandong Industries, Inc., a Delaware corporation (the “Corporation”), existing under the General Corporation Law of the State of Delaware, does hereby certify:

1.           That the name of the Corporation is China Shandong Industries, Inc.

2.           That this amendment (the “Amendment”) to the Certificate of Incorporation (the “Certificate”) of the Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Corporation’s board of directors (the “Board”) and by a majority of the Corporation’s stockholders by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3.           The Certificate is amended to delete Article FOURTH thereof in its entirety and substituting, in lieu of said Article FOURTH, the following new Article FOURTH:

FOURTH:              The aggregate number of shares which the Corporation is authorized to issue is one hundred and five million (105,000,000), divided into classes as follows:

A.           One hundred million (100,000,000) shares of common stock, $.0001 par value per share (the “Common Stock”);

B.           Five million (5,000,000) shares of preferred stock, $.0001 par value per share, to be issued in series (the “Preferred Stock”).

The following is a statement of the designations, powers, preferences and rights, and the qualifications, limitations or restrictions with respect to the Preferred Stock of the Corporation: The shares of Preferred Stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series.  Authority is hereby expressly granted to the Board to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series, the number, designations and relative rights, preferences, and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with the Common Stock and any other series of the Preferred Stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any, for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by the Board pursuant to the Delaware General Corporation Law.

C.           On January 18, 2011 (the “Effective Time”), each one and a half (1.5) outstanding shares of Common Stock (the “Old Common Stock”) shall be split and converted into one (1) share of Common Stock (the “New Common Stock”).  This reverse stock split (the “Reverse Split”) of the outstanding shares of Common Stock shall not affect the total number of shares of Common Stock that the Corporation is authorized to issue, which shall remain as set forth in the first sentence of this Article FOURTH.

The Reverse Split shall occur without any further action on the part of the Corporation or the holders of shares of New Common Stock and whether or not certificates representing such holders’ shares prior to the Reverse Split are surrendered for cancellation. No fractional interest in a share of New Common Stock shall be deliverable upon the Reverse Split, all of which shares of New Common Stock be rounded up to the nearest whole number of such shares.  All references to “Common Stock” in this Certificate of Incorporation shall be to the New Common Stock.

The Reverse Split will be effectuated on a stockholder-by-stockholder (as opposed to certificate-by-certificate) basis. Certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Common Stock shall, after the Effective Time, represent a number of shares equal to the same number of shares of New Common Stock as is reflected on the face of such certificates, divided by one and half (1.5) and rounded up to the nearest whole number. The Corporation shall not be obliged to issue new certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

4.           The foregoing amendments to the Certificate herein certified have been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by Jinliang Li, its Chief Executive Officer, this 22nd day of December, 2010.

CHINA SHANDONG INDUSTRIES, INC.

By:	/s/ Jinliang Li
Jinliang Li
Chief Executive Officer